Exhibit 99.2

Article 1, Section 4 shall be amended as follows:

Section 4. Notice of Stockholders' Meetings. Notice of all stockholders' meetings stating the time and the place and the purposes for which such meetings are called, shall be given by the Chairman of the Board and Chief Executive Officer, or President, or in his absence, by any other officer, by mail or electronic transmission, not less than 10, nor more than 60 days prior to the date of the meeting, to each stockholder of record at his address as it appears on the stock books of the corporation, unless he shall have filed with the corporation a request that notices intended for him be sent to some other address, in which case it shall be mailed or electronically transmitted to the address designated in such request.